Exhibit 99.1

THE CHUBB CORPORATION
STATEMENT REGARDING SECURITIES AND EXCHANGE COMMISSION
AND NEW YORK STOCK EXCHANGE CERTIFICATIONS

Chubb has included as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission certificates of its Chief Executive Officer and Chief Financial Officer certifying the quality of Chubb’s internal controls over financial reporting and disclosure controls. Chubb has submitted to the New York Stock Exchange a certificate of its Chief Executive Officer certifying that he is not aware of any violation by Chubb of the NYSE’s corporate governance listing standards.